                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                           --------------------------


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) March 22, 1999
                                                        --------------

                               Budget Group, Inc.
                               ------------------
             (Exact name of registrant as specified in its charter)


          Delaware                     0-78274                59-3227576
-------------------------------  -------------------    ---------------------
 (State or other jurisdiction        (Commission            (IRS Employer
      of incorporation)              File Number)         Identification No.)


   125 Basin Street, Suite 210, Daytona Beach, FL             32114
----------------------------------------------------    ---------------------
     (Address of principal executive offices)               (Zip Code)


Registrant's telephone number, including area code: (904) 238-7035
                                                   ---------------

Former name or former address, if changed since last report:  N/A
                                                             -----

                                               The Exhibit Index is at page 34.
                                                                            --

ITEM 5.   OTHER EVENTS

     Budget Group, Inc. is filing this report to disseminate to the public the following financial statements and pro forma financial information:

                                                                  PAGE
                                                                  ----
BUDGET GROUP, INC. AND SUBSIDIARIES...........................     3
  Report of Independent Certified Public Accountants..........     4
  Consolidated Balance Sheets at December 31, 1997 and 1998...     5
  Consolidated Statements of Operations for Each of the Three
    Years in the period ended December 31, 1998...............     6
  Consolidated Statements of Stockholders' Equity for each of
    the Three Years in the period ended December 31, 1998.....     7
  Consolidated Statements of Cash Flows for each of the Three
    Years in the period ended December 31, 1998...............     8
  Notes to Consolidated Financial Statements..................     8
BUDGET GROUP, INC. UNAUDITED PRO FORMA FINANCIAL INFORMATION
  Unaudited Pro Forma Financial Information -- Basis of
    Presentation..............................................     30
  Unaudited Pro Forma Statement of Operations for the Year
   Ended December 31, 1998....................................     31

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

     (c)  Exhibits

     The following exhibits are filed as part of this report:



  23.1            Consent of Arthur Andersen LLP
  27.1            Financial Data Schedule (for SEC purposes only)

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To Budget Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Budget Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Budget Group, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Orlando, Florida,
  February 23, 1999

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
                                                               (Dollars in thousands)
                                       ASSETS
Cash and cash equivalents...................................  $  161,455   $  136,184
Restricted cash.............................................     282,731      421,467
Trade and vehicle receivables, net..........................     334,018      425,183
Vehicle inventory...........................................      46,944       81,028
Revenue earning vehicles, net...............................   2,093,304    2,839,183
Property and equipment, net.................................     147,547      229,318
Prepaid expenses and other assets...........................      91,681      179,218
Intangibles, including goodwill, less accumulated
  amortization of $11,739 in 1997 and $35,054 in 1998.......     532,228      822,490
                                                              ----------   ----------
                                                              $3,689,908   $5,134,071
                                                              ==========   ==========


                        LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Notes payable...............................................  $2,686,199   $3,635,095
Accounts payable, accrued and other liabilities.............     434,291      517,107
Deferred income taxes.......................................     110,479       40,119
                                                              ----------   ----------
          Total liabilities.................................   3,230,969    4,192,321
                                                              ----------   ----------
COMMITMENTS AND CONTINGENCIES (NOTES 11, 13 AND 14).........
COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED
  SECURITIES OF SUBSIDIARY..................................          --      291,160
                                                              ----------   ----------
STOCKHOLDERS EQUITY
Class A common stock, $0.01 par value, one vote per share,
  70,000,000 shares authorized. Shares issued, 25,528,545 in
  1997 and 34,064,812 in 1998...............................         255          341
Class B common stock, $0.01 par value, 10 votes per share,
  2,500,000 shares authorized, 1,936,600 shares issued (in
  1997 and 1998)............................................          19           19
Additional paid-in capital..................................     425,222      670,089
Foreign currency translation adjustment.....................      (2,477)      (5,169)
Retained earnings (deficit).................................      36,250      (12,677)
Treasury stock, at cost (36,667 in 1997 and 176,867 in 1998
  shares of Class A common stock)...........................        (330)      (2,013)
                                                              ----------   ----------
          Total stockholders' equity........................     458,939      650,590
                                                              ----------   ----------
          Total liabilities and stockholders' equity........  $3,689,908   $5,134,071
                                                              ==========   ==========

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                1996         1997          1998
                                                              ---------   -----------   -----------
                                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
OPERATING REVENUE:
  Vehicle rental revenue....................................  $276,294    $1,070,436    $1,934,750
  Retail vehicle sales revenue..............................   169,336       289,111       583,252
  Royalty fees and other....................................     2,178        51,889        98,197
                                                              --------    ----------    ----------
          Total operating revenue...........................   447,808     1,411,436     2,616,199
                                                              --------    ----------    ----------
OPERATING EXPENSES:
  Direct vehicle and operating..............................   130,259       464,756       815,748
  Depreciation - vehicle....................................    71,734       292,112       500,210
  Cost of vehicle sales.....................................   146,513       251,068       524,907
  Selling, general and administrative.......................    46,282       208,974       498,075
  Amortization and non-vehicle depreciation.................     5,419        23,530        54,526
  Restructuring and pooling expenses........................        --            --        16,457
                                                              --------    ----------    ----------
          Total operating expenses..........................   400,207     1,240,440     2,409,923
                                                              --------    ----------    ----------
OPERATING INCOME............................................    47,601       170,996       206,276
                                                              --------    ----------    ----------
OTHER (INCOME) EXPENSE:
  Vehicle interest expense..................................    32,405       101,066       188,165
  Non-vehicle interest expense..............................     3,125        20,075        13,422
  Interest income...........................................      (781)       (5,744)      (11,348)
  Debt extinguishment costs.................................        --            --         9,454
                                                              --------    ----------    ----------
          Total other expense, net..........................    34,749       115,397       199,693
                                                              --------    ----------    ----------
INCOME BEFORE INCOME TAXES..................................    12,852        55,599         6,583
  Provision for income taxes................................     5,101        25,825           257
  Distributions on trust preferred securities...............        --            --         9,957
                                                              --------    ----------    ----------
NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.................     7,751        29,774        (3,631)
EXTRAORDINARY LOSS ON EARLY
EXTINGUISHMENT OF DEBT
  (Net of income taxes of $26,602)..........................        --            --       (45,296)
                                                              --------    ----------    ----------
NET INCOME (LOSS)...........................................  $  7,751    $   29,774    $  (48,927)
                                                              ========    ==========    ==========
Basic earnings per share:
Weighted average number of shares outstanding...............    10,836        20,112        32,067
  Income (loss) before extraordinary item...................  $   0.72    $     1.48    $    (0.12)
  Extraordinary item........................................      0.00          0.00         (1.41)
                                                              --------    ----------    ----------
  Net income (loss).........................................  $   0.72    $     1.48    $    (1.53)
                                                              ========    ==========    ==========
Diluted earnings per share:
Weighted average number of shares outstanding...............    11,149        27,863        32,067
  Income (loss) before extraordinary item...................  $   0.70    $     1.25    $    (0.12)
  Extraordinary item........................................      0.00          0.00         (1.41)
                                                              --------    ----------    ----------
  Net income (loss).........................................  $   0.70    $     1.25    $    (1.53)
                                                              ========    ==========    ==========

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31,

                                                                            FOREIGN
                                      CONVERTIBLE            ADDITIONAL    CURRENCY     RETAINED                  TOTAL
                                       PREFERRED    COMMON    PAID-IN     TRANSLATION   EARNINGS    TREASURY   STOCKHOLDERS
                                         STOCK      STOCK     CAPITAL     ADJUSTMENT    (DEFICIT)    STOCK        TOTAL
                                      -----------   ------   ----------   -----------   ---------   --------   ------------
                                                                         (IN THOUSANDS)
Balance, December 31, 1995..........   $      --     $ 87     $ 66,931      $  (685)    $ (1,275)   $   (330)  $     64,728
Comprehensive income:
  Net Income........................          --       --           --           --        7,751          --
  Foreign currency translation......          --       --           --          (35)          --          --
Total comprehensive income..........                                                                                  7,716
  Shares issued in business
    combinations....................          --        2        2,725           --           --          --          2,727
  Warrants issued in conjunction
    with financing..................          --       --          686           --           --          --            686
  Net proceeds from stock
    offering........................          --       38       44,402           --           --          --         44,440
  Proceeds from exercise of stock
    options.........................          --        1          147           --           --          --            148
                                       ---------     ----     --------      -------     --------    --------   ------------
Balance, December 31, 1996..........          --      128      114,891         (720)       6,476        (330)       120,445
Comprehensive income:
  Net income........................          --       --           --           --       29,774          --
  Foreign currency translation......          --       --           --       (1,757)          --          --
Total comprehensive income..........                                                                                 28,017
  Shares issued in business
    combinations....................     105,750        2        8,521           --           --          --        114,273
  Net proceeds from stock
    offerings.......................          --       91      188,406           --           --          --        188,497
  Proceeds from exercise of stock
    options.........................          --        6        5,663           --           --          --          5,669
  Conversion of preferred stock.....    (105,750)      45      105,705           --           --          --             --
  Proceeds from exercise of
    warrants........................          --        2        2,036           --           --          --          2,038
                                       ---------     ----     --------      -------     --------    --------   ------------
Balance, December 31, 1997..........          --      274      425,222       (2,477)      36,250        (330)       458,939
Comprehensive income:
  Net loss..........................          --       --           --           --      (48,927)         --
  Foreign currency translation......          --       --           --       (2,692)          --          --
Total comprehensive income..........                                                                                (51,619)
  Shares issued in business
    combinations....................          --       42      154,316           --           --          --        154,358
  Proceeds from exercise of stock
    options.........................          --        1        1,740           --           --          --          1,741
  Conversion of debt................          --       43       88,811           --           --          --         88,854
  Purchase of treasury shares.......          --       --           --           --           --      (1,683)        (1,683)
                                       ---------     ----     --------      -------     --------    --------   ------------
Balance, December 31, 1998..........   $      --     $360     $670,089      $(5,169)    $(12,677)   $ (2,013)  $    650,590
                                       =========     ====     ========      =======     ========    ========   ============

          See accompanying notes to consolidated financial statements.

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,

                                                             1996         1997          1998
                                                           ---------   -----------   -----------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)......................................  $   7,751   $    29,774   $   (48,927)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
  Extraordinary item, net................................         --            --        45,296
  Depreciation and amortization..........................     76,491       312,087       554,736
  Deferred income tax provision (benefit)................      4,247        24,518        (4,502)
  Warrants issued in connection with financing...........        686            --            --
  Debt extinguishment cost...............................         --            --         9,454
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Trade and vehicle receivables, net..................     (2,988)      (95,635)      (60,326)
     Vehicle inventory...................................     (1,253)       (3,284)      (13,525)
     Prepaid expenses and other assets...................        (53)       (7,359)      (78,582)
     Accounts payable, accrued and other liabilities.....     (7,704)      (24,456)      (28,312)
                                                           ---------   -----------   -----------
          Net cash provided by operating activities......     77,177       235,645       375,312
                                                           ---------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Change in restricted cash balance......................      1,395      (213,715)     (130,086)
  Proceeds from sale of revenue earning vehicles.........    484,084     1,747,286     2,456,931
  Proceeds from sale of property and equipment...........          4        19,490        11,622
  Purchases of revenue earning vehicles..................   (569,118)   (2,063,627)   (3,176,015)
  Purchases of property and equipment....................     (3,362)      (10,893)      (88,358)
  Payment for acquisitions, net of cash acquired.........     (5,064)     (143,164)     (179,977)
                                                           ---------   -----------   -----------
          Net cash used in investing activities..........    (92,061)     (664,623)   (1,105,883)
                                                           ---------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in commercial paper............     (4,900)      348,850       (30,955)
  Proceeds from medium term notes........................    176,000       500,000     1,100,000
  Principal payments on medium term notes................         --        (9,624)      (30,376)
  Net increase (decrease) in other vehicle obligations...   (208,920)     (684,476)     (269,270)
  Net increase (decrease) in working capital
     facilities..........................................     (9,500)           --        50,000
  Proceeds from other notes payable......................     80,000       210,000        24,379
  Principal payments on other notes payable..............     (8,876)      (24,099)      (35,308)
  Proceeds from trust preferred securities...............         --            --       291,000
  Proceeds from equity transactions, net.................     44,588       196,204         1,741
  Purchase of treasury stock.............................         --            --        (1,683)
  Early redemption of notes payable......................         --            --      (394,234)
  Payment of financing fees..............................     (2,237)           --            --
                                                           ---------   -----------   -----------
          Net cash provided by financing activities......     66,155       536,855       705,294
Effect of exchange rate on cash..........................        (35)         (431)            6
                                                           ---------   -----------   -----------
Net increase (decrease) in cash and cash equivalents.....     51,236       107,446       (25,271)
Cash and cash equivalents, beginning of year.............      2,773        54,009       161,455
                                                           ---------   -----------   -----------
Cash and cash equivalents, end of year...................  $  54,009   $   161,455   $   136,184
                                                           =========   ===========   ===========

          See accompanying notes to consolidated financial statements.
                                       7

                      BUDGET GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
         (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Budget Group, Inc. and subsidiaries (the "Company") are engaged in the business of the daily rental of vehicles, including cars, trucks, passenger vans and recreational vehicles (through both owned and franchised operations) and the sale of late model used vehicles and new recreational vehicles. On April 29, 1997, pursuant to stock purchase agreements entered into on January 13, 1997, the Company completed its acquisition of Budget Rent a Car Corporation ("BRACC") in a purchase transaction and changed its name (formerly Team Rental Group, Inc.) to Budget Group, Inc. Prior to the acquisition (the "BRACC Acquisition"), the Company was the largest United States franchisee of BRACC. On January 28, 1998, the Company completed its acquisition of Cruise America, Inc. ("Cruise") in a stock-for-stock merger accounted for as a pooling of interests. In connection with the merger, the Company issued 1,623,478 shares of Class A common stock in exchange for all the outstanding common stock of Cruise. In addition, the Company issued 111,478 options to purchase Class A common stock in exchange for all of the outstanding options to purchase stock of Cruise. On June 19, 1998, pursuant to an agreement and plan of merger, as amended, entered into March 4, 1998, the Company completed its acquisition of Ryder TRS, Inc. ("Ryder TRS").

     The accompanying consolidated financial statements have been restated to include the accounts of Cruise as if the companies had combined at the beginning of the first period presented. Prior to the merger, Cruise's fiscal year ended on April 30. In recording the business combination, Cruise's prior year financial statements have been restated to conform with the Company's fiscal year end.

     There were no significant transactions between the Company and Cruise prior to the combination and immaterial adjustments were recorded to conform Cruise's accounting policies. The results of operations for the separate companies and the combined amounts presented in the consolidated statements of operations are as follows.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996         1997
                                                              ---------   -----------
Operating revenue
  Budget Group, Inc.........................................  $357,370    $1,303,762
  Cruise America, Inc.......................................    90,438       107,674
                                                              --------    ----------
     Combined...............................................  $447,808    $1,411,436
                                                              ========    ==========
Net Income (loss)
  Budget Group, Inc.........................................  $  4,497    $   36,926
  Cruise America, Inc.......................................     3,254        (7,152)
                                                              --------    ----------
     Combined...............................................  $  7,751    $   29,774
                                                              ========    ==========

     Company-owned vehicle rental operations are located primarily throughout the United States and Western Europe. The largest concentration (approximately 13%) of vehicle rental assets is located in the highly competitive Florida market. Franchised vehicle operations are located worldwide. Customers are mainly business and leisure travelers. No customer accounts for more than 10% of the Company's revenues.

  Principles of Consolidation

     The consolidated financial statements include the accounts and operations of the Company and its majority-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation. Investments in less than majority-owned entities are accounted for using the equity method, under which the Company's share of operating results are reflected in income as earned and dividends are credited against the investment when received.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Changes in Accounting Estimates

     During 1998, the Company recorded adjustments related to actuarial estimates of its self-insurance liability. The effect of these adjustments was to increase income before extraordinary item and net income by $14,200 ($0.44 per diluted share).

  Cash and Cash Equivalents

     The Company considers all highly liquid investments including money market funds, commercial paper and time deposits purchased with an original maturity of three months or less to be cash equivalents.

  Restricted Cash

     Restricted cash consists of funds borrowed under medium term note and commercial paper programs not invested in revenue earning vehicles. Under the terms of these agreements, any unused funds are required to be maintained in restricted accounts and are invested in qualified short-term instruments.

  Trade and Vehicle Receivables, Net

     Trade and vehicle receivables are stated net of the related allowance for doubtful accounts. The following table reflects the activity in the allowance for doubtful accounts for the years ended December 31,

                                                               1996     1997      1998
                                                              ------   -------   -------
Balance at beginning of year................................  $2,451   $ 4,063   $49,072
Provision...................................................     453     8,415    26,529
Write-offs..................................................    (181)   (9,035)   (8,637)
Increase due to acquisitions................................   1,340    45,629     3,737
                                                              ------   -------   -------
Balance at end of year......................................  $4,063   $49,072   $70,701
                                                              ======   =======   =======

  Vehicle Inventory

     Vehicle inventory is stated at the lower of cost (determined based on specific identification) or market.

  Revenue Earning Vehicles

     Revenue earning vehicles are stated at cost less related discounts and manufacturers' incentives or fair market value at the date of acquisition, as appropriate, and are depreciated over their estimated economic lives or at rates corresponding to manufacturers' repurchase program guidelines, where applicable.

Repurchase programs typically require the manufacturers to repurchase the vehicles after varying time frames at agreed upon prices (subject to defined condition and mileage standards). Depreciation rates generally range from 1.0% to 2.5% per month. Management periodically reviews depreciable lives and rates for adequacy based on a variety of factors including general economic conditions and estimated holding period of the vehicles. Gains and losses upon the sale of revenue earning vehicles are recorded as an adjustment to depreciation expense.

  Property and Equipment

     Property and equipment is recorded at cost or fair market value at the date of acquisition, as appropriate. Depreciation is provided on the straight-line method over the following estimated useful lives:

Buildings...................................................  10-25 years
Equipment, furniture and fixtures...........................  3-10 years

     The carrying value of property and equipment is reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. In the fourth quarter of 1998, assets of approximately $600 were written off by a charge to direct vehicle expenses. Although no additional impairment is indicated at December 31, 1998, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

  Deferred Financing Fees

     Direct costs incurred in connection with the Company's borrowings have been recorded as a prepaid expense and are being amortized over the terms of the related loan agreements to interest expense on the straight-line method, which approximates the effective interest method.

  Computer Software Systems

     The Company's purchased reservation system and associated applications and databases have been recorded at fair market value at the date of acquisition. Costs associated with the internal development of other computer software systems and system enhancements are capitalized in accordance with AICPA Statement of Position 98-1 "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". Amortization is being provided on the straight-line method over two to eight years.

  Intangibles, Including Goodwill

     Intangible assets, net, consist of the following at December 31:

                                                                1997       1998
                                                              --------   --------
Franchise agreements........................................  $118,000   $126,922
Trade name..................................................   187,817    214,936
Goodwill....................................................   226,411    480,632
                                                              --------   --------
                                                              $532,228   $822,490
                                                              ========   ========

     Identifiable intangible assets primarily arose from the allocation of purchase prices of businesses acquired. Franchise agreements and trade name relate to the BRACC and Ryder Acquisitions. Goodwill represents the excess of the purchase price over the estimated fair value of all identifiable assets acquired. The intangible assets are amortized over the related estimated useful lives, which range from 8 to 40 years using the straight-line method. The carrying value of intangibles is reviewed whenever events or changes in circumstances indicate that the carrying value may not be recoverable through projected undiscounted future operating cash flows. In the fourth quarter of 1998, intangible assets of approximately $3,170 were written off by a charge to amortization and non-vehicle depreciation expense. Although no additional impairment is indicated at December 31, 1998, the assessment of recoverability will be impacted if estimated projected undiscounted operating cash flows are not achieved.

  Environmental Costs

     Environmental remediation costs are recorded in accounts payable, accrued and other liabilities and in direct vehicle and operating expense in the accompanying consolidated financial statements based on estimates of known environmental remediation exposures when it becomes probable that a liability has been incurred. Environmental exposures are largely related to underground storage tanks. Expenditures are expected to be made over the next three years. A receivable is recorded for amounts recoverable from third-parties when collection becomes probable.

  Self Insurance Liability

     The Company is largely self-insured with respect to personal and property liability claims up to specified limits. Third-party insurance is maintained in limited areas and for claims in excess of those specified limits. A liability in the amount of $129,774 and $121,680 as of December 31, 1997 and 1998, respectively, which is included in accounts payable, accrued and other liabilities, is recorded for known claims and for incurred but not reported incidents based on actuarially computed estimates of expected loss. The liability recorded as a result of these actuarially computed estimates may experience material changes from year to year as incurred but not reported incidents become known and known claims are settled.

     The Company maintained unused letters of credit totaling $68,935 at December 31, 1998, largely in support of its insurance liability in certain states and supporting the reimbursement of claims paid by third-party claims administrators.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the enacted tax rates which will be in effect when those temporary differences are expected to be recovered or settled. Deferred tax expense is the result of changes in the net deferred tax assets and liabilities. The effect of a change in tax rates is recognized in the period that includes the enactment date. Deferred taxes are recognized to the extent they are expected to be payable upon distribution of earnings of foreign and unconsolidated subsidiaries.

  Translation of Foreign Financial Statements

     The financial statements of the Company's foreign affiliates have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation". Accordingly, assets and liabilities of foreign operations are translated at period-end rates of exchange, with any resulting translation adjustments reported as a separate component of stockholders' equity. Statement of operations accounts are translated at average exchange rates for the period and gains and losses from foreign currency transactions are included in net income
(loss).

  Royalty Fees and Other Revenues

     Royalty fees and other revenues largely consist of monthly royalty fees from franchisees, fees generated from move management services, income before interest and taxes for insurance products and credit card processing operations, the Company's share of operating results of equity investees' and revenues generated from miscellaneous services provided to the Company's franchisees.

  Advertising, Promotion and Selling

     Advertising, promotion and selling expense, other than direct response advertising, are charged to expense as incurred. The Company incurred advertising expense of $9,094, $36,636 and $66,118 in 1996, 1997 and 1998,
respectively.

  Derivatives

     Premiums paid for purchased interest rate cap agreements are amortized to interest expense over the terms of the cap. Unamortized premiums are included in prepaid expenses and other assets in the accompanying consolidated balance sheets. Accounts receivable under cap agreements are accrued with a corresponding reduction of interest expense. There were no such agreements outstanding at December 31, 1998.

     Interest rate collars are sometimes used to limit the exposure of the Company to interest rate changes. The Company pays in the event interest rates fall below the contractual floor level and receives payment in the event the interest rate rises above the contractual ceiling level. Accounts payable and accounts receivable under collar agreements are recorded with a corresponding increase or decrease to interest expense, respectively. At December 31, 1998 the Company has $250 related to interest rate collars included in accounts payable, accrued and other liabilities.

     Gains and losses on foreign exchange contracts and futures related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in income when the hedged transaction occurs. There were no such contracts outstanding at December 31, 1998. The Company does not engage in speculative derivatives.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities and is effective for the Company beginning in July 1999. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company expects no material impact on its financial condition or results of operations upon adoption of SFAS No. 133 in the third quarter of 1999.

  Stock Options

     On April 25, 1994, the Company adopted the 1994 Incentive Stock Option Plan and the 1994 Directors Stock Options Plan. The Company records compensation expense for stock options under these plans in accordance with APB Opinion 25. The Company has adopted the pro forma disclosure requirement provisions of SFAS No. 123.

  Earnings Per Share

     Basic earnings per share was calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings per share was calculated by dividing net income (loss) available to common stockholders after assumed conversion of dilutive securities by the sum of the weighted average number of common shares outstanding plus all additional common shares that would have been outstanding if potentially dilutive common shares had been issued. The following table reconciles the income before extraordinary items and number of shares utilized in the earnings per share calculations for each of the three years in the period ended December 31, 1998.

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
Income (loss) before extraordinary item.....................  $ 7,751   $29,774   $(3,631)
Effect of interest, distributions, and loan fee amortization
  on convertible securities -- net of income taxes..........       --     4,983        --
                                                              -------   -------   -------
Net income (loss) available to common stockholders after
  assumed conversion of dilutive securities.................  $ 7,751   $34,757   $(3,631)
                                                              =======   =======   =======

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1996      1997      1998
                                                              -------   -------   -------
                                                              (000's)   (000's)   (000's)
Weighted average number of common shares used in basic
  EPS.......................................................   10,836    20,112    32,067
Effect of dilutive securities:
  Stock options.............................................      313       704        --
  Convertible debt..........................................       --     7,047        --
                                                              -------   -------   -------
Weighted average number of common shares and dilutive
  potential common stock used in diluted EPS................   11,149    27,863    32,067
                                                              =======   =======   =======

     Options to purchase approximately 3,637,317 shares of Class A common stock were outstanding at December 31, 1998, but were not included in the computation of diluted EPS as any options included in the calculation would be antidilutive due to the net loss.

  Comprehensive Income

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 established new standards for reporting and presenting comprehensive income and its components in a full set of general purpose financial statements. The Company's only adjustment to arrive at comprehensive income is the foreign currency translation adjustment and is presented in the accompanying Statement of Stockholders' Equity.

  Reclassifications

     Certain amounts in the 1996 and 1997 consolidated financial statements have been reclassified to conform with the current year presentation.

2. PUBLIC STOCK OFFERINGS

     The Company sold 3,821,007 shares of Class A common stock on July 2, 1996, at $13.00 per share to investors in a public offering resulting in gross proceeds of $49,673 to the Company. Net proceeds to the Company after offering expenses were $44,440. The net proceeds were used to repay certain outstanding indebtedness and for general corporate purposes.

     The Company sold 8,625,000 shares of Class A common stock on April 29, 1997, (at a price of $21.625 per share) raising proceeds of $174,489, net of applicable offering costs. An additional 450,000 shares of Class A common stock were sold on October 1, 1997, (at a price of $33.00 per share) raising net proceeds of $14,008. The net proceeds of the April offering were used to provide a portion of the financing for the acquisition of BRACC. The net proceeds of the October offering were used for working capital purposes.

3. ACQUISITIONS

     During 1996, 1997 and 1998, the Company acquired certain Budget franchise operations, retail vehicle sales operations, a commuter van pooling operation, BRACC, Ryder TRS, Cruise (a recreational vehicle rental and sales company), and an insurance replacement car rental company. The acquisitions have been accounted for under the purchase method of accounting, except for Cruise which is accounted for as a pooling of interests, and, accordingly, the Company has allocated the cost of the acquisitions on the basis of the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed. The accompanying consolidated statements of operations and cash flow reflect the operations of the acquired companies accounted for as purchases from their respective acquisition dates.

  1996 Acquisitions

     Acquisition of VPSI, Inc. ("VPSI") Van Pool Operations -- In February 1996, the Company purchased for a nominal amount all of the outstanding stock of VPSI located in Detroit, Michigan. VPSI provides commuter van pooling services to business commuters in 22 states, and operated a rental fleet of approximately 3,300 vans as of the acquisition date.

     Acquisition of Phoenix Franchise -- In February 1996, the Company purchased all of the outstanding stock of Arizona Rent-A-Car Systems, Inc., located in Phoenix, Arizona, for approximately $18,000 consisting of cash of approximately $5,000, promissory notes of $10,000 and 272,727 shares of Class A common stock.

     Acquisition of ValCar Rental Car Sales, Inc. -- In August 1996, the Company acquired all of the outstanding stock of ValCar Rental Car Sales, Inc., for $400 cash. ValCar owned and operated four retail vehicle sales facilities in Indianapolis, Indiana, and was formerly owned by a director and officer of the Company.

  1997 Acquisitions

     BRACC Acquisition -- On January 13, 1997, the Company entered into an agreement to purchase all of the outstanding shares of BRACC in a purchase transaction. The cash portion of the purchase price (approximately $275,000) was partially funded through a stock offering. The Company also issued to Ford Motor Company ("Ford"), 4,500 shares of Series A convertible, non-voting preferred stock, each share of which was converted into 1,000 shares of Class A common stock in a public offering in October 1997. The common shares underlying the preferred stock has a value of approximately $105,800 for purposes of determining the purchase price (based on the three day period beginning January
12) and $95,200 at the time of issuance. The Company also entered into the following debt financing transactions concurrently with the BRACC Acquisition:
(i) $165,000 of guaranteed senior notes at a rate of 9.57% maturing in 2007;
(ii) $45,000 of convertible subordinated notes at a rate of 6.85% maturing in 2007; (iii) a variable-rate commercial paper vehicle financing facility in the amount of $900,000; (iv) a $500,000 asset-backed note vehicle financing facility maturing in 2001 and 2002, composed of a senior note in the amount of $472,500 bearing interest at a rate of 7.35% and a subordinated note in the amount of $27,500 bearing interest at a rate of 7.80%; and (v) a $300,000 five-year secured working capital facility bearing interest at an initial rate of 1.75% over LIBOR and secured primarily by accounts receivable, cash and unencumbered vehicles.

     Acquisition of Premier Car Rental -- On July 31, 1997, the Company acquired, through its wholly owned subsidiary, Premier Car Rental LLC ("Premier"), the fleet and certain other assets and assumed certain liabilities of Premier Car Rental, Inc. for approximately $87,200 consisting of $2,000 in cash and the refinancing of approximately $85,200 of outstanding indebtedness. Premier operates as its own brand and serves the insurance replacement market.

     Acquisition of St. Louis Franchise -- In October 1997, the Company purchased the St. Louis, Missouri Budget franchisee for approximately $9,000, consisting of $1,000 in cash and 246,167 shares of Class A common stock.

  1998 Acquisitions

     Make Whole Provisions

     The Company has entered into agreements in conjunction with the Ryder TRS and other acquisitions to guarantee the market value of Class A common stock issued in conjunction with the acquisitions. A make-whole payment will be delivered if the price of the stock falls below a specified price during the measurement periods. The make-whole payments may be made in cash or stock or a combination of both at the Company's option.

  Acquisitions

     Acquisition of Ryder TRS -- On June 19, 1998, pursuant to the Agreement and Plan of Merger, as amended, entered into on March 4, 1998, the Company acquired all of the outstanding stock of Ryder TRS, based in Denver, Colorado. As consideration for the Ryder TRS acquisition, the Company issued 3,455,206 shares of Class A common stock, paid $125,000 in cash and issued warrants to purchase Class A common stock, the value of which is capped at $19,000. In addition, the Company agreed to pay Ryder TRS stockholders a make-whole payment, which guarantees the market value of the Class A common stock at approximately $33.00 per share over two 30 day measurement periods in 1999 and 2000. The Company also assumed approximately $522,000 of Ryder TRS's debt. The results of Ryder TRS are included in the Company's results of operations from June 1, 1998, at which time the Company effectively took control of Ryder TRS. Allocations of the purchase price based on the fair value of Ryder TRS' tangible and intangible assets, using various studies and valuations, have not been finalized. However, the Company does not expect any material changes to the allocation of the purchase price.

     Acquisition of Car Dealerships -- Effective in June 1998, the Company purchased three new car dealerships, two located in Florida and one in Indiana. The dealerships were acquired for cash or a combination of cash and stock aggregating $16,000 in cash and the issuance of 445,854 shares of Class A common stock.

     If the acquisitions had occurred at the beginning of the periods presented, the Company's results of operations would be as shown in the following table. These unaudited pro forma results are not necessarily indicative of the actual results of operations that would have occurred had the acquisitions actually been made at the beginning of the respective periods.

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1997           1998
                                                              ----------     ----------
                                                                     (UNAUDITED)
Operating revenue...........................................  $2,482,088     $2,883,023
Net income (loss) (before extraordinary item)...............      (4,117)       (15,445)
EPS -- basic................................................       (0.13)         (0.47)
EPS -- diluted..............................................       (0.13)         (0.47)

  Other 1998 Acquisitions

     Other 1998 Acquisitions -- The Company completed several small acquisitions of Budget franchises and other related businesses through December 31, 1998. These acquisitions are not material either individually or in the aggregate and the Company does not expect them to have a significant impact on its financial position or full year results of operations. The franchises were primarily located in Puerto Rico, Canada, Austria, Spain, New Zealand, Arkansas, Ohio, and California.

4. RESTRUCTURING

     The accompanying financial statements for 1998 include charges and accruals of approximately $14,900 ($7,100 in personnel expense and $7,800 in general and administrative expense) related to closings of vehicle rental and car sales locations and the centralization of certain finance and administrative functions of the Company (the "Restructuring"). In conjunction with the Restructuring, approximately 375 employees were identified for termination, primarily in operations, sales, and finance. As of December 31, 1998, approximately 60% of the affected employees have been terminated.

     At December 31, 1998, the remaining accruals relating to the Restructuring totaled approximately $13,000. During 1998, amounts paid or utilized totaled approximately $1,900.

5. REVENUE EARNING VEHICLES

     Revenue earning vehicles consist of the following at December 31:

                                                                 1997         1998
                                                              ----------   ----------
Revenue earning vehicles....................................  $2,379,434   $3,212,289
Less-accumulated depreciation...............................    (286,130)    (373,106)
                                                              ----------   ----------
                                                              $2,093,304   $2,839,183
                                                              ==========   ==========

6. PROPERTY AND EQUIPMENT

     Property and equipment, net, consist of the following at December 31:

                                                                1997       1998
                                                              --------   --------
Land........................................................  $ 30,301   $ 50,069
Buildings and leasehold improvements........................   101,427    133,332
Furniture, fixtures and office equipment....................    54,225    108,468
                                                              --------   --------
                                                               185,953    291,869
Less -- accumulated depreciation and amortization...........   (38,406)   (62,551)
                                                              --------   --------
                                                              $147,547   $229,318
                                                              ========   ========

7. PREPAID EXPENSES AND OTHER ASSETS

     Prepaid expenses and other assets include purchased software and capitalized software systems development costs, net of accumulated amortization, which amounts to approximately $6,806 and $68,920 at December 31, 1997 and 1998, respectively. In addition, prepaid expenses and other assets include the Company's 20% investment in a foreign rental operation.

     The revenue of the Company's investees amounts to less than 10% of consolidated revenues and the amount of undistributed earnings included in consolidated retained earnings is not significant.

8. NOTES PAYABLE

     Notes payable consist of the following at December 31:

                                                                 1997         1998
                                                              ----------   ----------
Commercial paper............................................  $  871,448   $  840,493
Medium term notes:
  Senior....................................................   1,267,376    2,338,500
  Subordinated..............................................      44,682       43,182
Convertible subordinated notes..............................     125,000       45,000
Vehicle obligations.........................................      86,400      185,296
Guaranteed senior notes.....................................     165,000           --
Senior term notes...........................................      14,171           --
Foreign notes...............................................      66,781      102,759
Working capital note........................................          --       50,000
Note payable to vendor......................................      15,677           --
Other.......................................................      29,664       29,865
                                                              ----------   ----------
                                                              $2,686,199   $3,635,095
                                                              ==========   ==========

  Debt Covenants

     Many of the Company's debt obligations contain restrictive covenants, the most restrictive of which are contained in the working capital facility. The Company was in compliance with all covenants as of December 31, 1998.

  Recent Debt and Security Placements and Retirements

     Concurrent with the closing of the Ryder TRS acquisition, the Company implemented a number of changes to its capital structure. These changes included
(i) the amendment and restatement of its existing $300,000 secured revolving credit facility to increase such facility to $550,000, (ii) the conversion of $80,000 of convertible subordinated notes to Class A common stock, (iii) the redemption of $165,000 of guaranteed senior notes, (iv) the issuance, by a subsidiary of the Company, of 6,000,000 shares of remarketable term income deferrable equity securities ("trust preferred securities" See note 9 to consolidated financial statements) which raised approximately $290,300, net of related fees, (v) the private placement of $1.1 billion of TFFC-98 notes, (vi) tendered for the redemption of $175,000 of Ryder TRS's outstanding 10% senior subordinated notes and (vii) repaid approximately $340,000 of Ryder TRS's outstanding commercial paper. The early extinguishment of the guaranteed senior notes and the Ryder TRS 10% senior subordinated notes resulted in $54,634 ($33,790 net of tax) of prepayment premiums and the write-off of deferred financing fees of $18,264 ($11,506 net of tax). This has been reflected as an extraordinary item, net of tax benefits, in the accompanying statements of operations. The 319,768 shares issued to induce conversion of the convertible subordinated notes were recorded at their fair value of $8,854 and reflected in debt extinguishment costs in the accompanying statements of operations.

  Commercial Paper

     The $900,000 commercial paper facility (the "Paper") was established in April 1997, has an outstanding principal balance of $840,493 and bears interest at rates ranging from 5.45% to 5.75% at December 31, 1998,and is secured by the applicable vehicles and vehicle program receivables. Under limited circumstances, the Paper may be repaid by draws under a related, bank provided liquidity facility ($825,000) or a related letter of credit ($90,000). The Paper is issued periodically with maturities of up to 58 days. It is the Company's intention and ability to renew the liquidity facility or to obtain financing under similar terms when the present agreement expires in October 2002. No amounts were drawn under the bank provided liquidity facility or related letter of credit at December 31, 1998.

  Medium Term Notes

     Medium term notes are comprised of notes issued in August 1994 ("TFFC-94 notes"), notes assumed in the acquisition of BRAC-OPCO, Inc. in October 1995 ("OPCO notes"), notes issued in December 1996 ("TFFC-96 notes"), notes issued in April 1997 ("TFFC-97 notes") , notes issued in June 1998 ("TFFC-98") and notes assumed in the BRACC Acquisition ("BFFC -- 94A notes") (collectively "MTN notes"). MTN notes are secured by the underlying vehicles, manufacturer receivables and restricted cash of $282,731 and $421,467 at December 31, 1997 and 1998, respectively. Under limited circumstances the MTN notes may be repaid by draws under related letters of credit amounting to $220,000 at December 31, 1998. No amounts were drawn under the related letter of credit at December 31, 1998.

     The TFFC-94 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $100,000 at December 31, 1997 and 1998, bear interest at an average LIBOR rate, as defined, plus 0.75% (6.38% per annum at December 31, 1998). Monthly principal payments of $16,667 commence in June 1999 with the last payment due in November 1999. The subordinated notes, with an aggregate principal balance of $5,682 at December 31, 1997 and 1998, bear interest at an average LIBOR rate, as defined, plus 1.30% (6.93% per annum at December 31, 1998) and are payable in full in December 1999. Interest on the TFFC-94 notes is payable monthly.

     The BFFC-94A notes consist of an aggregate principal balance of $500,000 at December 31, 1998 and bear interest at an average LIBOR rate, as defined, plus 0.50% (6.15% per annum at December 31, 1998). Interest on the BFFC-94A notes is payable monthly. Monthly principal payments of $83,333 commence in April 1999, with the last payment due in September 1999.

     The OPCO notes were repaid in full in 1998. These notes consisted of senior notes and subordinated notes. The senior notes had an aggregate principal balance of $28,876 and $0 in December 31, 1997 and 1998, respectively. The subordinated notes had an aggregate principal balance of $1,500 and $0 at December 31, 1997 and 1998, respectively.

     The TFFC-96 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $166,000 at December 31, 1997 and 1998, bear interest at 6.65% per annum. Monthly principal payments of $13,833 commence in May 2001 with the last payment due in April 2002. The subordinated notes, with an aggregate principal balance of $10,000 at December 31, 1997 and 1998, bear interest at 7.10% per annum and are payable in full in 2002. Interest on the TFFC-96 notes is payable monthly.

     The TFFC-97 notes consist of senior notes and subordinated notes. The senior notes, with an aggregate principal balance of $472,500 at December 31, 1997 and 1998, bear interest at 7.35% per annum. Monthly principal payments of $39,375 commence in October 2001, with the last payment due in September 2002. The subordinated notes, with an aggregate principal balance of $27,500 at December 31, 1997 and 1998, bear interest at 7.80% per annum and are payable in full in 2002. Interest on the TFFC-97 notes is payable monthly.

     The TFFC-98 notes consist of an aggregate principal balance of $1,100,000 at December 31, 1998. The TFFC-98 notes were entered into concurrently with the acquisition of Ryder TRS and bear interest at fixed rates ranging from 6.07% and 6.84% and mature within three to seven years. Interest on the TFFC-98 notes is payable monthly.

  Convertible Subordinated Notes

     In April 1997, the Company issued convertible subordinated notes with an aggregate principal amount of $45,000 bearing interest at 6.85% per annum due 2007. At a conversion price of $27.96 per share, the convertible subordinated notes are convertible into 1,609,436 shares of Class A common stock.

     Concurrent with the closing of Ryder TRS in June 1998, $80,000 of 7.00% convertible subordinated notes was exchanged for 4,305,814 shares of Class A common stock, including 319,768 shares issued in lieu of interest payments which the holders of the convertible subordinated notes forfeited as a result of the early conversion.

  Vehicle Obligations

     Vehicle obligations consist of outstanding lines of credit to purchase rental vehicles and retail car sales inventory. Collateralized lines of credit at December 31, 1998, consist of $126,416 for rental vehicles and approximately $58,880 for retail car sales inventory with maturity dates through May 2002. Vehicle obligations are collateralized by revenue earning vehicles financed under these credit facilities and proceeds from the sale, lease or rental of rental vehicles and retail car sales inventory.

     Vehicle obligations relating to the rental fleet are generally amortized over 5 to 15 months with monthly principal payments ranging from 2.0% to 3.0% of the capitalized vehicle cost. When rental vehicles are sold, the related unpaid obligation is due. Interest payments for rental fleet facilities are due monthly at annual interest rates ranging from 6.9% to 8.0% at December 31, 1998. Management expects vehicle obligations will generally be repaid within one year with proceeds received from either the repurchase of the vehicles by the manufacturers in accordance with the terms of the repurchase programs or from the sale of the vehicles.

Foreign Notes

     The foreign notes primarily provide financing for vehicle purchases and the funding of working capital. At December 31, 1997 and 1998, approximately $64,885 and $101,471 respectively, relates to vehicle debt, while $1,896 and $1,288 respectively, relates to the funding of working capital and various other debt. The foreign notes are largely secured by vehicles, bear interest at rates ranging from 4.05% to 11.20% per annum and mature from 1999 through 2003.

Working Capital Facility

     Concurrent with the acquisition of Ryder TRS, the Company entered into an amended and restated secured credit facility to increase its size from $300,000 to $550,000. This facility requires monthly interest payments on the outstanding balance at a rate based on either LIBOR plus 1.75% or prime plus 0.75% (8.50% at December 31, 1998) and expires in 2003. The facility is secured primarily by cash, accounts receivable and vehicles and is subject to certain covenants, the most restrictive of which require the Company to maintain certain financial ratios and minimum tangible net worth and restrict the payment of cash dividends. At December 31, 1998, the Company had $378,935 in letters of credit and $50,000 in working capital borrowings outstanding under this facility.

Note Payable to Vendor

     The note payable to vendor related to the Company's license agreement for the reservation system and associated applications and databases and was paid in full in November 1998.

Other Notes

     The Company and its subsidiaries have $29,865 of debt outstanding under various other credit facilities which are used primarily to provide working capital and finance operating activities.

     Schedule of aggregate maturities of notes payable at December 31, are as follows:

YEAR ENDING DECEMBER 31,                                        AMOUNT
------------------------                                      ----------
   1999.....................................................  $1,777,036
   2000.....................................................       7,112
   2001.....................................................     698,656
   2002.....................................................     559,098
   2003.....................................................     393,757
   Thereafter...............................................     199,436
                                                              ----------
                                                              $3,635,095
                                                              ==========

9. COMPANY OBLIGATED MANDATORILY REDEEMABLE SECURITIES OF SUBSIDIARY

     Proceeds from the Company obligated mandatorily redeemable securities of subsidiary ("trust preferred securities"), which are convertible preferred stock, were used by the Company's subsidiary to invest in subordinated debentures of the Company, which represents substantially all of the subsidiary's assets. The Company ultimately used the proceeds to fund the redemption of certain of the Company's outstanding indebtedness. The Company has issued a subordinated guarantee of the subsidiary's obligations under the trust preferred securities. The 6,000,000 shares of trust preferred securities issued and outstanding are reflected in the balance sheet as "Company Obligated Mandatorily Redeemable Securities of Subsidiary", while dividends are reflected in the statements of operations as a minority interest captioned as "Distributions on trust preferred securities".

     The trust preferred securities accrue distributions at a rate of 6.25% per annum, have a liquidation value of $50 per share, are convertible into the Company's Class A common stock at the rate of 1.5179 shares of Class A common stock for each share of trust preferred securities and are subject to mandatory redemption at 101% of the principal amount plus accrued interest upon the redemption of the underlying debentures due on June 15, 2028. The Company has the right to defer interest payments due on the subordinated debentures for up to twenty consecutive quarters, which will also cause a deferral of distributions under the trust preferred securities. During a deferral period, the distributions will accumulate and the Company has agreed, among other things, not to declare any dividends on its capital stock (subject to certain exemptions).

10. RELATED PARTY TRANSACTIONS

     The Company leases facilities from an entity owned by certain stockholders. Operating lease payments for the years ended December 31, 1996, 1997, and 1998, were $227, $1,414 and $1,766 respectively. The entity assigned lease payments from the Company to a bank.

     At December 31, 1997, the Company had a payable to a stockholder and director in the amount of $1,500 which was included in notes payable in the accompanying consolidated balance sheet. The outstanding balance was paid in full in 1998.

     Approximately $19,811 and $554 of cash and cash equivalents are on deposit with or being held as agent for the Company by a bank at December 31, 1997 and 1998, respectively. A stockholder and director of the Company served on the bank's board of directors.

     A director of the Company is a managing director of Credit Suisse First Boston Corporation ("CSFBC"), an investment banking firm which periodically performs services for the Company for which it receives compensation. CSFBC and its affiliates have provided extensive services to the Company in connection with certain of the Company's debt facilities, acquisitions and public offerings of securities. Most recently, during 1998 CSFBC acted as lead underwriter in connection with the offering of 6.25% trust preferred securities of Budget Group Capital Trust in June 1998 and served as the Company's financial advisor in connection with the Company's acquisition of Ryder TRS in June 1998. Fees paid to CSFBC in 1998 were approximately $25,000.

     In connection with BRAC-OPCO franchise acquisition, the Company entered into a franchise agreement with the seller to pay a royalty of 5.00% of the monthly gross revenues derived from those operations, as well as the Company's San Diego operations. BRACC had a similar agreement related to the Los Angeles airport. A director of the Company is the Chief Executive Officer and a general partner of the seller. In 1997 and 1998, the Company paid the seller approximately $6,213 and $7,437, respectively, in royalty fees in accordance with these agreements.

     In December 1998, the Company's executive officers participated in Budget's Executive Share Purchase Program ("the Program"). Under the Program, executive officers purchased Class A common stock with funds provided by Key Bank N.A. ("Key Bank"). The Company purchased the Class A common stock on behalf of the officers in December 1998, amounting to $3,525, prior to the finalization of the loans and was repaid with the funding of the Key Bank loans in January 1999. Interest on the loans is due quarterly and paid by the Company to Key Bank and is to be reimbursed by the officer to the Company from the officer's annual incentive award. Reimbursement of interest by the officer to the Company will be forgiven if the price of the Class A common stock or financial results reach certain performance targets or under other specified circumstances. The Company has guaranteed the repayment of principal and interest on the loans.

11. LEASES

     The Company leases certain revenue earning vehicles and facilities under operating leases that expire at various dates. Generally, the facility leases are subject to payment increases based on cost of living indices and require the Company to pay taxes, maintenance, insurance and certain other operating expenses. Certain facility leases require the Company to pay fixed amounts plus contingent rentals based on gross rental revenues, as defined, and gasoline sales. In addition, the Company guarantees airport commission fees on behalf of certain licensees.

     Expense for operating leases and airport concession fees consist of the following:

                                                             YEAR ENDED DECEMBER 31,
                                                          -----------------------------
                                                           1996       1997       1998
                                                          -------   --------   --------
Revenue earning vehicles................................  $ 1,555   $ 15,914   $ 36,585
Facilities:
  Minimum rentals.......................................   15,403     66,566     80,009
  Contingent rentals....................................    3,353     17,615     38,157
                                                          -------   --------   --------
          Total.........................................  $20,311   $100,095   $154,751
                                                          =======   ========   ========

     Future minimum payments under noncancellable leases and concession agreements at December 31, 1998, are as follows:

YEAR ENDING DECEMBER 31,
------------------------
1999........................................................  $ 80,434
2000........................................................    60,529
2001........................................................    46,999
2002........................................................    40,882
2003........................................................    29,746
Thereafter..................................................   132,765
                                                              --------
                                                              $391,355
                                                              ========

12.  INCOME TAXES

     The provision for income taxes consists of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                             --------------------------
                                                              1996     1997      1998
                                                             ------   -------   -------
Current:
  Federal..................................................  $  104   $   (11)  $    --
  State....................................................     750       502     3,135
  Foreign..................................................      --       816     1,624
Deferred...................................................   4,247    24,518    (4,502)
                                                             ------   -------   -------
                                                             $5,101   $25,825   $   257
                                                             ======   =======   =======

     The provision for income taxes differs from the amount computed using the statutory federal income tax rate as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996     1997      1998
                                                              ------   -------   ------
Income tax provision at federal statutory rate..............  $4,356   $19,536   $2,304
Effect of earnings of nontaxable (subchapter S) companies...     (87)       --       --
Distribution on trust preferred securities..................      --        --   (3,485)
Nondeductible portion of amortization of intangibles........     306     2,116    2,931
Merger and acquisition costs................................      --        --      558
State tax provision, net of federal benefit.................     624       876      179
Change in valuation allowance...............................      --     2,361   (2,375)
Other.......................................................     (98)      936      145
                                                              ------   -------   ------
                                                              $5,101   $25,825   $  257
                                                              ======   =======   ======

     The tax effects of temporary differences that give rise to the deferred tax assets and liabilities at December 31, relate to the following:

                                                                1997       1998
                                                              --------   --------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 60,778   $122,624
  Estimated self insurance liability........................    55,358     64,991
  Accrued expenses-pension..................................     8,549      8,953
  Accounts receivable, principally due to allowance for
     doubtful accounts......................................     8,570      9,177
  Business tax credit carryforwards.........................     7,654      7,654
  Foreign tax credit carryforwards..........................     1,930      3,306
  Alternative minimum tax carryforwards.....................     3,907      3,907
  Foreign tax assets and net operating loss carryforwards...     2,319      3,799
  Non-deductible reserves, accrued expenses and other.......    15,683      5,993
                                                              --------   --------
          Total gross deferred tax assets...................   164,748    230,404
          Less-valuation allowance..........................   (57,186)   (56,116)
                                                              --------   --------
                                                               107,562    174,288
Deferred tax liabilities:
  Difference between book and tax bases of revenue earning
     vehicles and property and equipment....................    86,654     86,995
  Intangibles...............................................   127,878    123,943
  Other.....................................................     3,509      3,469
                                                              --------   --------
          Total gross deferred tax liabilities..............   218,041    214,407
                                                              --------   --------
          Net deferred tax liability........................  $110,479   $ 40,119
                                                              ========   ========

     The Company has federal and state net operating loss carryforwards available to offset future taxable income. At December 31, 1998, the Company and its subsidiaries have federal tax loss carryforwards of approximately $319,425 expiring through December 2013. The Company has recorded a valuation allowance for a portion of the acquired net operating loss carryforwards and other credit carryforwards due to the uncertainty of their ultimate realization. Any subsequently recognized tax benefits attributed to the change in the valuation allowance will reduce intangibles.

13. PENSION AND OTHER BENEFIT PLANS

     Substantially all employees of the United Kingdom and certain employees in the U.S. are covered under noncontributory pension plans. Plan benefits are based on final average compensation. The Company's funding policy for the domestic plan is to contribute the minimum ERISA contribution required under the projected unit credit actuarial cost method. The domestic defined benefit pension plan has been suspended. As a result of this suspension, employees earn no additional benefits under the plan. The domestic plan is supplemented by an unfunded, nonqualified plan providing benefits (as computed under the benefit formula) in excess of limits imposed by Federal tax law. The cost of the supplemental plan was approximately $695 in 1997 and $604 in 1998.

     The Company maintains an unfunded, nonqualified plan providing benefits to certain of its officers, (the "Executive Protection Plan") based on percentage of final compensation. The cost of the Executive Protection Plan was approximately $161 in 1997 and $262 in 1998.

     The Company also maintains a Savings Plus Plan. Under this plan, an eligible employee of the Company, or its participating subsidiaries, who has completed one year of continuous service and enrolls in the plan may elect to defer from 1% to 15% of specified compensation under a "cash or deferred arrangement" under Section 401(k) of the Internal Revenue Code, subject to certain limitations. The Company contributes varying amounts (25% to 75%) on the first 6% of each participating employee's eligible salary deferrals to various funds established by the plan, plus an additional contribution at the discretion of the Board of Directors, based on a percentage of an employee's total cash compensation. The cost of the plan was approximately $4,025 and $2,049 in 1997 and 1998, respectively.

     Each of the Company's domestic defined benefit plan's accumulated benefits exceed the plan's assets at December 31, 1998. The following table sets forth the domestic and foreign pension plans' funded status and amounts recognized in the Company's consolidated financial statements at December 31, 1997 and 1998:

                                                          1997                 1998
                                                   ------------------   ------------------
                                                   DOMESTIC   FOREIGN   DOMESTIC   FOREIGN
                                                    PLANS      PLAN      PLANS      PLAN
                                                   --------   -------   --------   -------
Change in benefit obligation:
  Benefit obligation at beginning of year........  $     --   $   --    $ 30,389   $ 6,684
  Acquisitions...................................    28,896    5,768          --        --
  Service cost...................................        48      537          75     1,465
  Interest cost..................................     1,383      394       2,192       678
  Benefits paid..................................    (1,274)    (164)     (1,477)     (133)
  Actuarial (gain)/loss..........................     1,336      149       6,174     5,341
                                                   --------   ------    --------   -------
Benefit obligation at end of year................    30,389    6,684      37,353    14,035
                                                   --------   ------    --------   -------
Change in plan assets:
  Fair value of plan assets at beginning of
     year........................................        --       --      17,220     9,056
  Acquisitions...................................    16,183    7,936          --        --
  Actual return on plan assets...................     1,600      823       1,180     1,298
  Employer contributions.........................       711      461       1,062       481
  Benefits paid..................................    (1,274)    (164)     (1,477)     (133)
                                                   --------   ------    --------   -------
  Fair value of plan assets at end of year.......    17,220    9,056      17,985    10,702
                                                   --------   ------    --------   -------
Funded Status....................................   (13,168)   2,372     (19,368)   (3,329)
Unrecognized prior service cost..................     1,080       (3)      1,012        (3)
Unrecognized net (gain)/loss.....................    (6,994)     423        (906)    4,983
                                                   --------   ------    --------   -------
Prepaid (accrued) pension cost...................  $(19,082)  $2,792    $(19,262)  $ 1,651
                                                   ========   ======    ========   =======
Components of net periodic pension cost:
  Service cost...................................  $     48   $  537    $     75   $ 1,465
  Interest cost..................................     1,383      394       2,192       678
  Expected return on assets......................    (1,020)    (754)     (1,442)     (795)
  Amortization of prior service cost.............        46       --          68       306
  Actuarial (gain)/loss..........................       491       --         (30)       --
                                                   --------   ------    --------   -------
          Total expense..........................  $    948   $  177    $    863   $ 1,654
                                                   ========   ======    ========   =======

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation for 1997 and 1998 was 7.00% and 5.75%, respectively. No compensation increase has been assumed as no additional benefits will be earned under the domestic plans. The assumed compensation increase under the Executive Protection Plan for 1997 and 1998 was 5.00% and 6.00% respectively and 4.00% and 6.00% under the foreign plan. The expected long-term rate of return on plan assets for 1997 and 1998 was 9.50% and 8.50% respectively.

  Stock Options

     On April 25, 1994, the Company adopted the 1994 Incentive Stock Option Plan (the "ISO Plan") and the 1994 Directors' Stock Option Plan (the "Directors' Plan"). The Company accounts for these plans under APB Opinion No. 25 under which no compensation cost has been recognized. Had compensation cost been determined consistent with SFAS No. 123, the Company's net income (loss) and EPS would have been changed to the following pro forma amounts:

                                                               YEAR ENDED DECEMBER 31,
                                                             ---------------------------
                                                              1996     1997       1998
                                                             ------   -------   --------
Net income (loss) before extraordinary item...  As Reported  $7,751   $29,774   $ (3,631)
                                                Pro Forma     6,596    25,189    (17,108)
EPS - Basic...................................  As Reported    0.72      1.48      (0.12)
                                                Pro Forma      0.61      1.25      (0.53)
EPS - Diluted.................................  As Reported    0.70      1.25      (0.12)
                                                Pro Forma      0.60      1.10      (0.53)

     The calculated pro forma compensation cost may not be representative of that to be expected in future years.

     The ISO Plan provides for the issuance of up to 4,500,000 shares of Class A or Class B common stock to key employees. The ISO Plan stock options may be either incentive stock options or nonqualified options, vest between 12 and 48 months and expire ten years after the date of grant. The exercise price of incentive stock options may not be less than the fair market value of the underlying shares at the date of grant. The exercise price for nonqualified options may not be less than 85% of the fair market value of the underlying shares or, if greater, the book value of the underlying shares at the date of grant.

     The Directors' Plan provides for the issuance of shares of Class A common stock to directors of the Company who are not employees of the Company. The Directors' Plan stock options are nonqualified, vest six months following the date of grant and expire ten years after the date of grant. The exercise price of the nonqualified options under the Directors' Plan is the fair market value of the underlying shares at the date of grant.

     A summary of the status of the Company's two stock option plans at December 31, 1996, 1997 and 1998 and activity during the years then ended is presented in the table and narrative below:

                                                                             WEIGHTED
                                                                             AVERAGE
                                                               SHARES     EXERCISE PRICE
                                                              ---------   --------------
Outstanding -- December 31, 1995............................    319,214       $ 9.88
  Granted...................................................    572,916        12.05
  Exercised.................................................    (16,026)       10.23
  Forfeited.................................................     (8,600)       11.13
                                                              ---------
Outstanding -- December 31, 1996............................    867,504        11.29
  Granted...................................................  1,674,480        22.87
  Exercised.................................................   (547,632)       10.66
  Forfeited.................................................    (86,290)       19.25
                                                              ---------
Outstanding -- December 31, 1997............................  1,908,062        21.27
  Granted...................................................  2,090,700        25.99
  Exercised.................................................   (136,995)       12.68
  Forfeited.................................................   (224,450)       20.02
                                                              ---------
Outstanding -- December 31, 1998............................  3,637,317        24.38
                                                              =========

     As of December 31, 1998, options for 3,092,317 shares and 545,000 shares of Class A and Class B common stock, respectively, remained outstanding under the Company's stock option plans.

                                                           1996       1997       1998
                                                         --------   --------   --------
Exercisable at end of year --
  Shares...............................................   352,721    326,178    616,350
  Weighted average exercise price......................  $  10.36   $  13.85   $  22.51
Weighted average fair value of options granted during
  the year.............................................  $   4.89   $  10.07   $  15.31

     At December 31, 1998, 644,800, 1,278,260 and 1,203,800 of the options outstanding have an exercise price of $17.88, $22.38 and $30.88 respectively. These options have remaining contractual lives of 9.7, 8.3 and 9.2 years, respectively. Of these options, 0, 340,000 and 90,000 are exercisable, respectively. The remaining 510,457 options have exercise prices between $9.50 and $36.44, with a weighted average exercise price of $22.30 and a weighted average remaining contractual life of 8.8 years. Of these options, 186,350 are exercisable with a weighted average exercise price of $18.71.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. For options granted under the ISO Plan, a weighted average risk-free rate of return of 5.42% and an expected life of three years were assumed for 1996 and 1997 and a life of five years was assumed for 1998. For options granted under the Directors' Plan, a risk-free rate of return of 5.50% and an expected life of five years were assumed for 1996 and 1997 and a life of seven years was assumed for 1998. Additionally, for each option plan there was no expected dividend yield and an expected volatility of 62.9%.

14. COMMITMENTS AND CONTINGENCIES

     For many years, Ford has been BRACC's principal supplier of vehicles and held an equity interest in the Company from the time of the BRACC Acquisition through October 6, 1997. The number of vehicles purchased from Ford has varied from year to year. In model year 1998, approximately 70% of BRACC's U.S. vehicle purchases were comprised of Ford vehicles. Under the terms of the supply agreement that was entered into concurrently with the BRACC Acquisition, the Company agreed to purchase or lease Ford vehicles in such a quantity that the percentage of new Ford vehicles purchased or leased by the Company in the United States, Canada, and other countries outside the European Union represent 70% of the total new vehicle acquisitions by the Company, with a minimum quantity of at least 80,000 vehicles in the United States in each model year. Given the volume of vehicles purchased from Ford by the Company, shifting significant portions of the fleet purchases to other manufacturers would require lead time and certain operational changes. As a result, any inability by Ford to supply the Company with the planned number and types of vehicles, any significant decline in the quality and customer satisfaction with respect to Ford vehicles or any failure of the parties to reach an agreement on the terms of any purchases could have a material effect on the Company's financial condition and results of operations.

     The Company agreed to pay Ford, on September 1, 1998, and on each anniversary through September 1, 2004, an annual royalty equal to the greater of
(i) one percent of net vehicle revenue of BRACC locations prior to the Budget Acquisition for the prior model year, or (ii) a specified minimum amount (equal to $9,900 for the September 1, 1998, annual royalty payment and subject to adjustment for each annual period thereafter, based upon changes in the consumer price index). The minimum royalty payable with respect to each model year will be reduced by a stated amount for each Ford vehicle purchased by the Company and its affiliates and franchisees in excess of 123,000 Ford vehicles. The aggregate of all royalties paid to Ford over the term of the agreement is subject to a limit of $100,000. For the year ended September 1, 1998, no amounts were due to Ford under this royalty agreement.

  Litigation

     The Company, through Cruise, was a party to litigation that arose out of a claim for an alleged wrongful termination of a sublease agreement with one of its former concession operators. During the fourth quarter of 1997, the Company took a one-time charge of $10,000, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations, to establish an accrual for damages. During 1998, this litigation was settled for $7,800. No further action is expected on this matter.

     The Company terminated the franchise agreement of its franchisee for Germany based on alleged violations of provisions in the underlying franchise agreement and ceased to provide services, such as reservations and credit card processing, effective as of October 23, 1998. Reservations that would have been transmitted to and serviced by the Company's franchisee in Germany are now being handled, on an interim basis, by National Car Rental locations in Germany, pursuant to an agreement between the Company and National Car Rental. The termination is being contested by the franchisee in the German courts, and a hearing was held in January 1999. The results of the hearing are expected early in the second quarter of 1999. The Company intends to replace the current German franchisee with a new franchisee and/or company owned locations when the pending legal issues are resolved. Until such time, the Company may experience an adverse effect on business in, and originating from Germany.

     Litigation arising in the normal course of business is pending against the Company. Management believes that the Company has meritorious defenses to all significant litigation and that the ultimate outcome of the litigation will not have a material adverse effect on the Company's consolidated financial position or results of operations.

  Environmental Matters

     The Company has recorded amounts, which in management's best estimate, will be sufficient to satisfy anticipated costs of known remediation requirements. At December 31, 1998, the Company has accrued $3,232 for estimated environmental remediation costs and expects to expend approximately $2,000 during 1999. Amounts receivable from third parties for reimbursement of remediation expenditures are not significant.

     Due to factors such as continuing changes in the environmental laws and regulatory requirements, the availability and application of technology, the identification of presently unknown remediation sites and changes in the extent of expected remediation efforts, estimated costs for future environmental compliance and remediation are subject to uncertainty and it is difficult to predict the amount or timing of future remediation requirements. The Company does not expect such future costs to have a material adverse effect on the Company's consolidated financial position or results of operations.

15. FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The estimated fair value amounts are determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amount.

     The Company acquired existing interest rate collars in conjunction with the Ryder TRS acquisition. Under these agreements, the Company will receive payments in the event that the LIBOR based interest rate exceeds 6.30% and will make payments in the event the LIBOR based interest rate falls below 5.45%. At December 31, 1998, the Company had two interest rate collar agreements outstanding in the notional amount of $125,000. The carrying value of these agreements at December 31, 1998, approximated fair market value as the terms are representative of those currently available to the Company.

  Cash and Cash Equivalents, Restricted Cash, Trade and Vehicle Receivables and Accounts Payable, Accrued and Other Liabilities

     The carrying amounts of these financial assets and liabilities at December 31, 1997 and 1998, approximate fair value because of the short maturity of these instruments.

  Notes Payable

     The carrying amount of a portion of the Company's notes payable approximates fair market value at December 31, 1997 and 1998, since the debt is at floating interest rates. The carrying amount of the Company's fixed-rate notes payable approximates fair value at December 31, 1997 and 1998, due to the recent issuance of such debt or because such notes do not have terms that differ materially from those currently available to the Company.

16. SUPPLEMENTAL CASH FLOW DISCLOSURES

     In 1996, the Company issued 272,727 shares of Class A common stock with a value of $2,727 and notes payable of $10,000 for the 1996 acquisitions.

     In 1997, the Company issued 4,746,167 shares of Class A common stock with a value of $114,274 for the 1997 acquisitions. These amounts reflect the conversion of 4,500 shares of Series A convertible, non-voting preferred stock into 4,500,000 shares of Class A common stock which were sold by the selling stockholder in October 1997.

     In 1998, the Company issued 5,716,800 shares of Class A common stock with a value of $179,497 for the 1998 acquisitions.

     The Company paid interest of $34,333, $109,476 and $199,349 in 1996, 1997 and 1998, respectively.

     Income taxes of $1,017, $1,796 and $4,014 were paid in 1996, 1997 and 1998, respectively.

     On occasion, the Company acquires goods and services in exchange for revenue earning vehicles. During 1997 and 1998, revenue earning vehicles in the amount of $2,100 and $5,587, respectively, were exchanged for goods and services.

     The early extinguishment of the guaranteed senior notes and the Ryder TRS 10% senior subordinated notes resulted in the pretax write-off of deferred financing fees of $18,264. This has been included in the extraordinary item, net of tax benefits, in the accompanying statements of operations.

     Concurrent with the closing of Ryder TRS, $80,000 of 7.00% convertible subordinated notes were exchanged for 4,305,814 shares of Class A common stock, including 319,768 shares issued in lieu of future interest payments which the holders of the notes forfeited as a result of the early conversion. The 319,768 shares issued to induce conversion of the notes were recorded at their fair value of $8,854 and reflected in debt extinguishment costs in the accompanying statements of operations.

17. SEGMENT INFORMATION

     The Company is engaged in the business of the daily rental of vehicles, principally cars, trucks, and passenger vans, and the retail sale of used vehicles. Segments are determined by product line and business activity.

     The Car Rental segment includes BRACC, Budget Rent a Car International Inc. (BRACII), Premier and VPSI.

     The Truck Rental and Sales segment includes BRACC, Ryder TRS and Cruise.

     Retail Car Sales is comprised of Budget Car Sales and car sales locations in Hawaii.

     Segment information for the year ended December 31, 1996, is as follows:

                                        VEHICLE                       CORPORATE AND
                                         RENTAL    RETAIL CAR SALES   ELIMINATIONS    CONSOLIDATED
                                        --------   ----------------   -------------   ------------
Operating revenue.....................  $313,688       $134,120              --         $447,808
Depreciation and amortization.........    75,496          1,482             175           77,153
Operating income (loss)...............    47,877          1,857          (2,133)          47,601
Income (loss) before income taxes.....    15,452            409          (3,009)          12,852

                                                          DOMESTIC   FOREIGN   CONSOLIDATED
                                                          --------   -------   ------------
Operating revenue.......................................  $447,808     --        $447,808
Long-lived assets.......................................   109,750     --         109,750

     Segment information for the year ended December 31, 1997 is as follows:

                                                 TRUCK                    CORPORATE
                                     CAR       RENTAL AND   RETAIL CAR       AND
                                    RENTAL       SALES        SALES      ELIMINATIONS   CONSOLIDATED
                                  ----------   ----------   ----------   ------------   ------------
Operating revenue...............  $1,014,797    $215,943     $239,355      $(58,659)     $1,411,436
Depreciation and amortization...     263,747      43,986          283         7,626         315,642
Operating income (loss).........     147,521      29,543       (2,405)       (3,663)        170,996
Income (loss) before income
  taxes.........................      54,812      11,555       (1,925)       (8,843)         55,599

                                                       DOMESTIC    FOREIGN    CONSOLIDATED
                                                      ----------   --------   ------------
Operating revenue...................................  $1,300,378   $111,058    $1,411,436
Long-lived assets...................................     684,691      8,569       693,260

     Segment information for the year ended December 31, 1998, is as follows:

                                                 TRUCK                    CORPORATE
                                     CAR       RENTAL AND   RETAIL CAR       AND
                                    RENTAL       SALES        SALES      ELIMINATIONS   CONSOLIDATED
                                  ----------   ----------   ----------   ------------   ------------
Operating revenue...............  $1,527,471    $613,671     $547,690      $(72,633)     $2,616,199
Depreciation and amortization...     416,474     116,248        5,213        16,801         554,736
Operating income (loss).........     171,479      86,778      (22,459)      (29,522)        206,276
Income (loss) before income
  taxes.........................      31,405      32,627      (23,168)      (34,281)          6,583

                                                       DOMESTIC    FOREIGN    CONSOLIDATED
                                                      ----------   --------   ------------
Operating revenue...................................  $2,440,468   $175,731    $2,616,199
Long-lived assets...................................   1,110,067     19,775     1,129,842

     Truck rental and sales financial data for the year ended December 31, 1996 is not available.

     The vehicle rental financial information for the year ended December 31, 1996 is comparable to combined Car Rental and Truck Rental and Sales for the years ended December 31, 1997 and 1998.

     Foreign operations include rental and royalty revenues primarily from Europe, Australia and New Zealand.

18. SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table is a summary of quarterly information for the years ended December 31, 1997 and 1998 (in thousands except per share data).

                                                          1997                                        1998
                                        -----------------------------------------   -----------------------------------------
                                                   THREE MONTHS ENDED                          THREE MONTHS ENDED
                                                   ------------------                          ------------------
                                         MARCH                                       MARCH
                                           31      JUNE 30    SEPT. 30   DEC. 31       31      JUNE 30    SEPT. 30   DEC. 31
                                        --------   --------   --------   --------   --------   --------   --------   --------
Operating revenue.....................  $116,338   $332,144   $524,852   $438,102   $455,985   $614,352   $856,569   $689,293
Operating income (loss)...............     4,003     33,837     96,498     36,658     34,179     60,850    157,039    (45,792)
Net income (loss) before extraordinary
  item................................    (3,301)     4,563     30,894     (2,382)    (3,421)     4,751     61,276    (66,237)
Average shares outstanding -- basic...    12,875     18,765     21,579     27,023     27,445     29,499     35,942     35,928
Earnings (loss) per
  share -- basic(1)...................     (0.26)      0.24       1.43      (0.09)     (0.12)      0.16       1.70      (1.84)
Average shares
  outstanding -- diluted..............    12,875     22,596     32,554     28,038     27,445     30,243     47,016     35,928
Earnings (loss) per share -- diluted
  (1).................................     (0.26)      0.20       0.99      (0.08)     (0.12)      0.16       1.38      (1.84)
Market price of stock(2)
  High................................     29.50     34.875      37.00      37.75      39.00      39.00     33.125      25.00
  Low.................................     16.00      19.00     28.188      32.50      30.00     26.875      17.00     11.063

---------------

(1) Earnings per share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly earnings per share do not equal the total for the year.
(2) On March 16, 1999, (i) the closing sale price of the Class A common stock as reported on the New York Stock exchange was $11.375 per share and (ii) there were approximately 299 holders of record of the Class A common stock and three holders of record of the Class B common stock.

     As of April 17, 1997, the Company's Class A common stock has been listed on the New York Stock Exchange under the symbol "BD". Prior to such date, the Company's Class A common stock was traded in the NASDAQ National Market under the symbol "TBUD". The table details the high and low bid information for the Class A common stock as reported by the NASDAQ National Market or the high and low sales prices for the Class A common stock as reported by the New York Stock Exchange, as the case may be, for the periods indicated.

     The Company has never paid any cash dividends on its common stock, and the Board of Directors currently intends to retain all earnings for use in the Company's business for the foreseeable future. Any future payment of dividends will depend upon the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

                        PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998, is based on the audited historical consolidated financial statements of Budget Group and the unaudited historical financial statements of Ryder TRS for the five months ended May 31, 1998, adjusted to give effect to (i) the Ryder TRS acquisition and (ii) the recapitalization transactions described below that occurred concurrently with the Ryder TRS acquisition as if they had occurred on January 1, 1998.

     As consideration for our purchase of Ryder TRS, Ryder TRS stockholders received $125.0 million in cash, 3,455,206 shares of Class A common stock and warrants to purchase shares of Class A common stock with a value of up to $19.0 million in return for 100% of the outstanding Ryder TRS stock. We also assumed Ryder TRS fleet debt of $347.0 million, as well as public notes of $175.0 million in connection with the Ryder TRS Acquisition.

     The recapitalization transactions consisted of the following: (i) the amendment and restatement of our existing $300.0 million secured revolving credit facility to increase the facility to $550.0 million; (ii) the conversion of $80.0 million of Series A convertible subordinated notes into 4,305,814 shares of Class A common stock, including 319,768 shares issued in lieu of interest payments which the holders of the Series A notes agreed to forego as a result of the early conversion; (iii) the redemption of $165.0 million of our guaranteed senior notes; (iv) the redemption of $175.0 million of Ryder TRS's outstanding 10% senior subordinated notes due 2006; (v) the issuance of 6,000,000 convertible preferred shares of Budget Group Capital Trust and the application of the net proceeds therefrom; (vi) the private placement of $1.1 billion of MTNs (the "TFFC-98 Notes") and the application of the net proceeds therefrom; and (vii) the write-off of loan costs related to converted or retired debt.

The Pro Forma Consolidated Statement of Operations does not purport to represent what our results of operations would have been had the Ryder TRS acquisition and the recapitalization transactions occurred on the date indicated or to predict our results of operations in the future. This statement is qualified in its entirety by, and should be read in conjunction with, the historical financial statements of each of Budget Group and Ryder TRS and the notes thereto.

     The Pro Forma Consolidated Statement of Operations has been prepared using the purchase method of accounting, whereby the total cost of the Ryder TRS acquisition was allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the Ryder TRS acquisition. Such allocations have been based on studies and valuations which have not yet been completed. Accordingly, the allocations reflected in the Pro Forma Consolidated Statement of Operations are preliminary and subject to revision. However, we do not expect material changes to the allocation of the purchase price.

     The Pro Forma Consolidated Statement of Operations gives effect only to the adjustments set forth in the accompanying notes and does not reflect any other benefits anticipated by management as a result of the Ryder TRS acquisition, the recapitalization transactions and the implementation of our business strategy.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                         PRO FORMA
                                                       ADJUSTMENTS      BUDGET GROUP
                            HISTORICAL                FOR RYDER TRS       FOR THE      ADJUSTMENTS FOR
                              BUDGET     HISTORICAL    ACQUISITION       RYDER TRS     RECAPITALIZATION       PRO FORMA
                              GROUP      RYDER TRS     TRANSACTION      ACQUISITION      TRANSACTIONS        BUDGET GROUP
                            ----------   ----------   --------------    ------------   ----------------    ----------------
Operating revenue:
 Vehicle rental revenue...  $1,934,750    $196,762       $    --         $2,131,512        $     --           $2,131,512
 Retail vehicle sales
   revenue................     583,252          --            --            583,252              --              583,252
 Royalty fees and other...      98,197          --            --             98,197              --               98,197
                            ----------    --------       -------         ----------        --------           ----------
       Total operating
         revenue..........   2,616,199     196,762            --          2,812,961              --            2,812,961
                            ----------    --------       -------         ----------        --------           ----------
Operating costs and
 expenses:
Depreciation -- vehicle...     500,210      29,857            --            530,067              --              530,067
 Costs of retail vehicle
   sales..................     524,907          --            --            524,907              --              524,907
 Direct vehicle and
   operating..............     815,748      73,180            --            888,928              --              888,928
 Selling, general and
   administrative.........     498,075      92,441          (354)(a)        590,162              --              590,162
 Restructuring and
   pooling................      16,457          --            --             16,457              --               16,457
 Amortization and non-
   vehicle depreciation...      54,526       4,979         1,805(b)          61,310              --               61,310
                            ----------    --------       -------         ----------        --------           ----------
       Total operating
         costs and
         expenses.........   2,409,923     200,457         1,451          2,611,831              --            2,611,831
                            ----------    --------       -------         ----------        --------           ----------
Operating income (loss)...     206,276      (3,695)       (1,451)           201,130              --              201,130
                            ----------    --------       -------         ----------        --------           ----------
Other expenses:
 Vehicle interest
   expense................     188,164      14,450            --            202,614          (3,508)(d),(e)       199,106
 Non-vehicle interest
   expense................      13,423          --            --             13,423         (10,212)(f)            3,211
 Interest income --
   restricted cash........     (11,348)         --            --            (11,348)          1,805(g)            (9,543)
 Debt extinguishment
   costs..................       9,454          --            --              9,454          (9,454)(h)               --
                            ----------    --------       -------         ----------        --------           ----------
                               199,693      14,450            --            214,143         (21,369)             192,774
                            ----------    --------       -------         ----------        --------           ----------
Income (loss) before
 taxes....................       6,583     (18,145)       (1,451)           (13,013)         21,369                8,356
Provision (benefit) for
 income taxes.............         257      (6,854)          135(c)          (6,462)          4,802(c)            (1,660)
Distribution on
 convertible preferred
 securities...............       9,957          --            --              9,957           8,733(i)            18,690
                            ----------    --------       -------         ----------        --------           ----------
Net income (loss).........  $   (3,631)   $(11,291)      $(1,586)        $  (16,508)       $  7,834           $   (8,674)
                            ==========    ========       =======         ==========        ========           ==========
Weighted average shares
 outstanding -- basic.....      32,067                                       33,667                               35,660
                            ==========                                   ==========                           ==========
Basic EPS.................  $    (0.12)                                  $    (0.49)                          $    (0.24)
                            ==========                                   ==========                           ==========
Weighted average shares
 outstanding -- diluted...      32,067                                       33,667                               35,660
                            ==========                                   ==========                           ==========
Diluted EPS...............  $    (0.12)                                  $    (0.49)                          $    (0.24)
                            ==========                                   ==========                           ==========


            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
                                  (UNAUDITED)

     (a) Reflects the elimination of management fees incurred by Ryder under an agreement terminated in connection with the Ryder TRS acquisition.

     (b) Reflects the elimination of $2,734 of amortization of Ryder's existing intangibles and records an increase in amortization of $4,539 on the net intangibles established through purchase accounting adjustments.

     (c) Reflects a tax provision attributable to the combined group on a pro forma basis.

     (d) Reflects the decrease in vehicle interest expense attributable to:

Elimination of interest on Ryder TRS's 10% senior
  subordinated notes due 2006...............................  $ 8,679
Interest savings on the CP Facility partially refinanced
  through the issuance of the TFFC-98 Notes.................   18,539
Interest savings on Ryder TRS's commercial paper facility
  refinanced through the issuance of the TFFC-98 Notes......    7,617
Elimination of amortization of loan costs on retired debt...    1,606
                                                              -------
  Decrease in vehicle interest expense......................  $36,441
                                                              =======

     (e) Reflects the increase in vehicle interest expense attributable to:

Interest expense related to the TFFC-98 Notes...............  $31,590
Amortization of costs incurred in connection with the
  TFFC-98 Notes and the increase in the secured revolving
  credit facility...........................................    1,192
Amortization of costs incurred in connection with the
  issuance of the convertible preferred securities of Budget
  Group Capital Trust.......................................      151
                                                              -------
  Increase in vehicle interest expense......................  $32,933
                                                              =======

     (f) Reflects the decrease in non-vehicle interest expense attributable to:

Elimination of interest on Series A notes due to
  conversion................................................  $ 2,608
Elimination of interest on the guaranteed senior notes......    7,355
Elimination of amortization of loan costs on retired debt...      249
                                                              -------
  Decrease in non-vehicle interest expense..................  $10,212
                                                              =======

     (g) Reflects the reduction in interest income due to increased utilization of existing medium term notes.

     (h) Reflects the elimination of the debt extinguishment costs.

     (i) Reflects the accrual of distributions on the convertible preferred securities of Budget Group Capital Trust.

                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     BUDGET GROUP, INC.
                                     (Registrant)


Date: March 22, 1999              By:  /s/  THOMAS L. KRAM
                                       -------------------------------------

                                       Thomas L. Kram
                                       Vice President - Controller

                                 Exhibit Index

Exhibit No.                        Description of Exhibit
-----------           ------------------------------------------------
 23.1                 Consent of Arthur Andersen LLP
 27.1                 Financial Data Schedule (for SEC purposes only)
